Exhibit 99.1

Press Release Dated March 3, 2015

NEWS RELEASE

March 3, 2015

Farmers Capital Bank Corporation Announces Termination of Regulatory Agreement at Bank Subsidiary

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced on March 3, 2015, United Bank & Trust Company (the “Bank” or “United Bank”), a wholly-owned subsidiary of the Company, received written notification from the Federal Deposit Insurance Corporation (“FDIC”) and the Kentucky Department of Financial Institutions (“KDFI”) that, as a result of their recent examination of the Bank, the Memorandum of Understanding (“Memorandum”) entered into between the parties in January of 2014 has been terminated effective immediately.

“Termination of the Memorandum at United Bank is an important milestone which reflects steady, incremental improvements to the overall financial condition of the Company,” states Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “While we realize the need to continue to reduce the level of nonperforming assets, we are pleased to receive acknowledgement by our regulators of the improvements we’ve made.”

As a result of termination of the Memorandum, the requirement that United Bank maintain minimum Tier 1 (Leverage) Capital Ratio and Total Risk-Based Capital Ratio of 9.0% and 13.0%, respectively, no longer applies. United Bank had a Tier 1 (Leverage) Capital Ratio of 11.08% and Total Risk-Based Capital Ratio of 19.26% at December 31, 2014.

In connection with the termination of the Memorandum, the Board of Directors of United Bank agreed to adopt a resolution to continue to do the following:

●	formulate, adopt, and report a written plan of action to lessen its risk position of assets classified as substandard or doubtful which are $1 million or more;
●	not extend credit to any borrower already obligated to the Bank on any extension of credit which has been charged off or classified as loss;
●

not extend additional credit to any borrower whose loan has been classified as substandard, doubtful, or special mention, unless documented by the board that the extension is in the best interest of the Bank;

●	adopting, implementing, and adhering to a written profit plan and budget;
●	not declare or pay any dividends without the prior written consent of the FDIC and KDFI; and
●	provide quarterly progress reports to the FDIC and KDFI related to provisions of the resolution

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.